Exhibit 99.1

UNION PACIFIC RECORDS NON-CASH ASBESTOS CHARGE AND

UPDATES EARNINGS GUIDANCE

FOR IMMEDIATE RELEASE:

OMAHA, Neb., December 21, 2004 – Union Pacific Corporation (NYSE:UNP) today announced it will record a non-cash operating charge of $153.6 million after-tax, or approximately $0.58 per diluted share, in the fourth quarter of 2004, to reflect an increase in its estimated liability for asbestos-related claims.

Prior to 2004, Union Pacific lacked sufficient comparable history from which to assess unasserted asbestos-related claims and, as a result, recorded a liability for asbestos-related claims only when they were asserted. The Company believes it can now reasonably estimate a liability for unasserted claims. Union Pacific recently engaged an external consulting firm, with experience in estimating asbestos claims, to assist the Company in assessing the number and value of these unasserted claims.

The charge for unasserted asbestos-related claims does not impact current or future cash flows and the timing of claim payments is unaffected. Because of this refinement in the Company’s estimate, on-going asbestos-related expenses are expected to decrease beginning in 2005. This would slightly increase annual earnings by approximately $8 million after-tax. The amount could vary based upon actual experience.

The Company anticipates that fourth quarter 2004 earnings, excluding the asbestos-related charge, should be above the previous guidance range of $0.65 to

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$0.75 per diluted share. Fourth quarter earnings are currently expected to be in the range of $0.82 to $0.87 per diluted share, primarily reflecting stronger than anticipated commodity revenue growth. Fourth quarter commodity revenues should increase roughly 8 percent versus the 5 percent growth originally anticipated. Partially offsetting this growth are continued high operating expenses related to network inefficiencies resulting in an estimated operating margin of approximately 13 percent.

The fourth quarter 2004 earnings per share estimate, which excludes the asbestos charge, is a non-GAAP measure. Management believes this measure provides an alternative presentation of results that more accurately reflects on-going Company operations, without the distorting effect of the asbestos charge. This measure should be considered in addition to, not as a substitute for, diluted earnings per share. The following table reconciles estimated fourth quarter 2004 earnings per share, excluding the asbestos charge, to diluted earnings per share:

For the Quarter Ended December 31, 2004
Estimated range of diluted earnings per share, excluding asbestos charge	$0.82 to $0.87
Asbestos charge	($0.58)

Estimated range of diluted earnings per share	$0.24 to $0.29

Union Pacific Corporation owns one of America’s leading transportation companies. Its principal operating company, Union Pacific Railroad, is the largest railroad in North America, covering 23 states across the western two-thirds of the United States. A strong focus on quality and a strategically advantageous route

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structure enable the company to serve customers in critical and fast growing markets. It is a leading carrier of low-sulfur coal used in electrical power generation and has broad coverage of the large chemical-producing areas along the Gulf Coast. With competitive long-haul routes between all major West Coast ports and eastern gateways, and as the only railroad to serve all six major gateways to Mexico, Union Pacific has the premier rail franchise in North America.

Additional information regarding Union Pacific is available at our Web site: www.up.com. Our contact for investors is Jennifer Hamann at (402) 544-4227. Our media contact is Kathryn Blackwell at (402) 544-3753.

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This press release and related materials may contain statements about the Corporation’s future that are not statements of historical fact. These statements are, or will be, forward-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, without limitation, statements regarding expectations as to cost savings, revenue growth and earnings; expectations that claims, lawsuits, commitments, contingent liabilities, or other matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity, including the future impact of unasserted asbestos-related claims; statements or information concerning projections, predictions, expectations, estimates or forecasts as to the Corporation’s and its subsidiaries’ business, financial and operational results and future economic performance, including the impact of decreased future operating expenses associated with the charge for unasserted asbestos-related claims; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will be achieved, including expectations of operational and service improvements. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements due to, among other factors, changes in global, political, economic, business, competitive, operational, market and regulatory factors. More detailed information about such risk factors is contained in the Corporation’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements were made. The Corporation assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the

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Corporation does update one or more forward-looking statements, no inference should be drawn that the Corporation will make additional updates with respect thereto or with respect to other forward-looking statements.